EXHIBIT 99.1

CONTACT:	Bob Leahy	Erin Reilly
	VP Finance & Operations	Investor Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 292-9378

Brooktrout Announces

Fourth Quarter and Year End 2004 Results

NEEDHAM, Mass., February 17, 2005 – Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today reported that revenue for the fourth quarter of 2004 was $22,018,000 compared to $22,286,000 for the fourth quarter of 2003.  The company’s net income for the fourth quarter of 2004 was $863,000, or $0.06 per diluted share, compared to net income of $2,003,000, or $0.15 per diluted share, for the same period in 2003.  These results are consistent with the company’s previous revenue and net income guidance provided on October 20, 2004.

Revenue for the year ended December 31, 2004 was $80,273,000 compared to $74,656,000 for the same period in 2003.  The company’s net loss for the year ended December 31, 2004 was $1,457,000, or $(0.11) per diluted share, which included a one-time in-process research and development charge related to the acquisition of SnowShore Networks on April 5, 2004 of $2,490,000 or ($0.19) per diluted share.  For the year ended December 31, 2003, net income was $555,000, or $0.04 per diluted share.

“In 2004 we made excellent progress growing our business and creating an exciting foundation for continued success.  We introduced several key new products, formed important strategic partnerships, and made a significant acquisition,” said Eric Giler, president of Brooktrout.  “Our financial accomplishments were outstanding as revenue grew sequentially on a quarter to quarter basis and we achieved record-setting gross margins.  We generated strong cash flow and were profitable for 2004, excluding the one-time in-process research and development expenses associated with the acquisition of SnowShore.”

Business Outlook

Giler continued with the following outlook for the first quarter of 2005, “We anticipate revenue growth of approximately 15% for 2005, and we believe, as the year progresses we will see an acceleration from the current pace due to the growing opportunity in Voice-over-IP, which we believe is still very early in its adoption by customers. In the first calendar quarter, the historical seasonal pattern is for enterprises to finalize their capital spending and OEMs to firm their R&D plans for the new year before starting to ramp their purchases. Our expectation is, therefore, that the first quarter of 2005 will be similar to historical first quarters and be between $19.5 million and $21 million, or down compared to the fourth quarter of 2004 but up compared to the first quarter of last year.  Given our revenue guidance range and our current assumptions for a continuation of the current mix of products, we would anticipate first quarter 2005 gross margin to be similar to the fourth quarter ended December 31, 2004, or between 68% and 70%.   However, gross margin can fluctuate as a result of shifts in product mix, changes in product sales volume, pricing and variability of component costs.  We anticipate that total operating expenses for the first quarter will be between $13.0 million and $13.5 million.  We expect net income to be $0.3 million to $0.8 million for the first quarter of 2005.”

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, February 17, 2005, to discuss these quarterly and annual results, along with business highlights and outlook.  The conference call will be simultaneously broadcast live over the Internet.  Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

For those who cannot access the live broadcast, a replay will be available on the overview page of the web site for five business days following the presentation and will be archived in the Multimedia section thereafter.  Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #5691177 until midnight ET on Friday, February 18, 2005.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the statements set forth above under “Business Outlook,” in particular those relating to revenues, revenue growth, gross margins, operating expenses and net income.  Readers should not place undue reliance on forward looking statements because they involve known and unknown risks and uncertainties, which may cause actual events or our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements.  In particular, there is a risk that interest from potential customers for our solutions will not result in sales of our products when projected or at all.  Other risks and uncertainties include, among other things, the adverse market conditions in the telecommunication and Internet industries and the impact of such market conditions on our customers' business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition on our business, the impact of changes to regulations affecting the telecommunications and Internet industries, the market price of our stock prevailing from time to time, the nature of other investment opportunities presented to us from time to time, our cash flows from operations and general economic conditions.  Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 9, 2004, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission on November 9, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network – a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.

All other trademarks are the property of their respective owners.

BROOKTROUT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Revenue	$22,018	$22,286	$80,273	$74,656

Costs and expenses:
Cost of product sold	6,374	7,100	24,993	26,380
Research and development	4,378	4,624	18,083	18,492
In-process research and development	—	—	2,490	—
Selling, general and administrative	10,182	7,546	36,152	29,883
Total costs and expenses	20,934	19,270	81,718	74,755

Operating income (loss)	1,084	3,016	(1,445)	(99)

Other income, net:
Interest income, net and other	340	203	849	820
Gain on investment	—	—	—	499
Total other income, net	340	203	849	1,319

Income (loss) before income taxes	1,424	3,219	(596)	1,220

Income tax provision	561	1,216	861	665

Net income (loss)	$863	$2,003	$(1,457)	$555

Net income (loss) per common share:
Basic	$0.07	$0.16	$(0.11)	$0.04
Diluted	0.06	0.15	(0.11)	0.04

Weighted average shares outstanding:
Basic	12,834	12,516	12,927	12,353
Diluted	13,734	13,738	12,927	12,882

BROOKTROUT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents, and marketable debt securities	$52,702	$55,950
Accounts receivable (less allowance for doubtful accounts and sales returns of $1,048 in 2004 and $843 in 2003)	10,346	10,232
Inventory	4,118	4,465
Deferred taxes and other current assets	6,192	6,705
Total current assets	73,358	77,352

Equipment and furniture, less accumulated depreciation and amortization	2,477	2,245
Intangible assets, less accumulated amortization	5,658	5,909
Deferred taxes and other non current assets	17,584	11,161

Total assets	$99,077	$96,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current and long term liabilities	$17,387	$15,013

Stockholders’ equity	81,690	81,654

Total liabilities and stockholders’ equity	$99,077	$96,667

# # #